EXHIBIT 99.1
ALLERGAN COMPLETES ACQUISITION OF ACZONE GEL 5%
IRVINE, Calif., July 14, 2008 – Allergan, Inc.’s (NYSE: AGN) wholly-owned subsidiary, Allergan Sales, LLC, and QLT USA, Inc., a wholly-owned subsidiary of QLT Inc. (NASDAQ: QLTI) (TSX: QLT) today announced the completion of Allergan’ s acquisition of QLT’s Aczone® (dapsone) Gel 5% product, a topical treatment for acne vulgaris.
“We are pleased with the opportunity to grow our franchise in medical dermatology where there is a continuous need for new treatment options and strong growth potential,” said David E.I. Pyott, Allergan’s Chairman of the Board and Chief Executive Officer. “Building upon our more than 10 years of success with TAZORAC® (tazarotene), we will now offer dermatologists the only acne treatment with dapsone in a topical formulation to provide to their patients in North America.”
As previously announced, Allergan paid approximately $150 million for all assets relating to Aczone® Gel 5%. Allergan will not alter financial guidance for 2008 as a result of the transaction. Allergan expects to launch Aczone® Gel 5% in the fourth quarter of 2008 in the United States and Canada.
About Acne
Acne vulgaris, or acne, is a common skin disorder with an estimated 80 percent of all people between the ages of 11 and 30 years old experiencing outbreaks at some point.1 Acne treatment depends on whether a patient has a mild, moderate, or severe form. Fortunately, acne is also one of the most treatable skin conditions once a physician and patient find an appropriate product and dosage.
About Aczone® Gel 5%
Aczone® Gel is an aqueous topical gel formulation containing 5% dapsone developed by QLT Inc.’s wholly-owned subsidiary, QLT USA, Inc., for the treatment of acne vulgaris. Combining dapsone in a Solvent Microparticulate™ (SMP™) gel enables dapsone to be applied topically and safely. Aczone® Gel 5% was originally approved by the U.S. Food and Drug Administration (FDA) in July 2005 and by Health Canada in June 2006. On March 17, 2008, and on June 5, 2008, the Aczone® Gel label was updated by the FDA and Health Canada respectively to remove certain restrictive requirements. The most common adverse events reported with Aczone® Gel 5% in controlled clinical trials included oiliness/peeling, dryness, and erythema. There were no significant differences in the adverse event rates between Aczone® Gel 5% and vehicle control treated patients.

Allergan Forward-Looking Statement
This press release contains “forward-looking statements,” including the statements by Mr. Pyott, certain statements regarding the product launch and financial impact of the transaction, as well as other statements regarding the safety, efficacy and market potential of Aczone® Gel 5%. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Allergan’s expectations and projections. Risks and uncertainties include, among other things, general industry, economic and pharmaceutical market conditions; technological advances and patents attained by competitors; challenges inherent in the research and development and regulatory processes; challenges related to product marketing, such as the unpredictability of market acceptance for new pharmaceutical products; inconsistency of treatment results among patients; the potential for product failures; potential difficulties in manufacturing new products; and governmental laws and regulations affecting domestic and foreign operations. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risk factors can be found in press releases issued by Allergan, as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s 2007 Form 10-K and Allergan’s Form 10-Q for the quarter ended March 31, 2008. Copies of Allergan’s press releases and additional information about Allergan are available on the World Wide Web at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.
About Allergan, Inc.
Founded in 1950, Allergan, Inc., with headquarters in Irvine, California, is a multi-specialty health care company that discovers, develops and commercializes innovative pharmaceuticals, biologics and medical devices that enable people to live life to its greatest potential – to see more clearly, move more freely, express themselves more fully. The Company employs more than 8,000 people worldwide and operates state-of-the-art R&D facilities and world-class manufacturing plants. In addition to its discovery-to-development research organization, Allergan has global marketing and sales capabilities with a presence in more than 100 countries. For more information, visit Allergan’s Web site at www.allergan.com.
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Allergan Contacts
Caroline Van Hove (714) 246-5134 (media)
Heather Katt (714) 246-6224 (media)
Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)
Emil Schultz (714) 246-4474 (investors)

[1]	National Institute of Arthritis and Musculoskeletal and Skin Diseases. National Institutes of Health. What is acne?
Fast facts: an easy-to-read series of publications for the public. Available at:
http://www.niams.nih.gov/health_info/acne/default.asp#acne_d. Accessed July 11, 2008